Exhibit 99.1

Landstar System, Inc.
13410 Sutton Park Drive, South
Jacksonville, FL 32224
904 398 9400

For Immediate Release	Contact: Jim Gattoni
Landstar System, Inc.
www.landstar.com
July 16, 2008	904-398-9400
LANDSTAR SYSTEM REPORTS RECORD SECOND QUARTER RESULTS,
INCREASED SHARE PURCHASE AUTHORIZATION AND INCREASED DIVIDEND
Jacksonville, FL — Landstar System, Inc. (NASDAQ: LSTR) reported record second quarter revenue, operating income, net income and diluted earnings per share in the 2008 thirteen-week period ended June 28, 2008. Revenue in the 2008 second quarter increased approximately 10 percent to $698 million compared to $633 million for the 2007 second quarter. Net income for the thirteen-week period ended June 28, 2008 was $29.8 million, or $0.56 per diluted share, compared to net income of $29.7 million, or $0.53 per diluted share, for the thirteen-week period ended June 30, 2007.
Revenue hauled by BCO Independent Contractors in the second quarter of 2008 was $375.4 million, or 54 percent of revenue, compared to $364.2 million, or 58 percent of revenue, in the 2007 second quarter. Moreover, in the second quarters of 2008 and 2007, the Company invoiced customers $90.3 million and $45.1 million, respectively, in fuel surcharges that were passed on 100 percent to BCO Independent Contractors and excluded from revenue. Revenue hauled by third-party truck brokerage carriers was $261.7 million, or 38 percent of revenue, in the 2008 second quarter compared to $217.1 million, or 34 percent of revenue, in the 2007 second quarter. Revenue hauled by rail, air, and ocean cargo carriers was $51.5 million, or 7 percent of revenue, in the 2008 second quarter compared to $42.5 million, or 7 percent of revenue, in the 2007 second quarter.

LANDSTAR SYSTEM/2
Revenue in the twenty-six-week period ended June 28, 2008 increased approximately 8 percent to $1.306 billion compared to $1.210 billion for the 2007 twenty-six-week period. Net income for the twenty-six-week period ended June 28, 2008 was $53.5 million, or $1.01 per diluted share, compared to net income of $51.3 million, or $0.91 per diluted share, for the twenty-six-week period ended June 30, 2007.
Revenue hauled by BCO Independent Contractors in the 2008 twenty-six-week period was $700.2 million, or 54 percent of revenue, compared to $684.7 million, or 57 percent of revenue, in the 2007 twenty-six-week period. In the twenty-six-week periods of 2008 and 2007, the Company invoiced customers $148.1 million and $79.8 million, respectively, in fuel surcharges that were passed on 100 percent to BCO Independent Contractors and excluded from revenue. Revenue hauled by third-party truck brokerage carriers was $490.3 million, or 38 percent of revenue, in the 2008 twenty-six-week period compared to $423.0 million, or 35 percent of revenue, in the 2007 twenty-six-week period. Revenue hauled by rail, air, and ocean cargo carriers was $97.3 million, or 7 percent of revenue, in the 2008 twenty-six-week period compared to $80.0 million, or 7 percent of revenue, in the 2007 twenty-six-week period.
Landstar System, Inc. announced that its Board of Directors authorized the purchase of up to an additional 2,000,000 shares of its common stock from time to time in the open market and in privately negotiated transactions. The Company may purchase up to an additional 734,400 shares of its common stock under its previously authorized share purchase program. The Company now has a total of 2,734,400 shares of its common stock available for purchase.
Landstar System, Inc. also announced that its Board of Directors has declared a quarterly dividend of $0.04 per share. This represents a 7 percent increase in the Company’s quarterly dividend. The dividend is payable on August 29, 2008 to stockholders of record at the close of business on August 11, 2008. It is the intention of the Board of Directors to continue to pay a quarterly dividend.

LANDSTAR SYSTEM/3
“I continue to be pleased with the Company’s 2008 performance,” said Landstar President and Chief Executive Officer Henry Gerkens. “In the 2008 second quarter, Landstar delivered double digit revenue growth and experienced strong revenue increases across multiple service offerings, as revenue hauled by BCO Independent Contractors increased over 3 percent, revenue hauled by truck brokerage carriers increased 21 percent, revenue hauled by rail carriers increased 23 percent and revenue hauled by ocean cargo carriers increased 76 percent. Landstar’s operating margin was 7.2 percent in the 2008 second quarter compared to 7.8 percent in the 2007 second quarter. Despite increased rates for purchased transportation paid to third-party truck brokerage carriers, rail carriers and air and ocean cargo carriers in the 2008 second quarter, the Company generated record second quarter operating income of $50.2 million, which is the fourth highest quarterly operating income in any quarter in Landstar’s history.”
“Landstar’s 2008 second quarter diluted earnings per share of $0.56 compared to 2007 second quarter diluted earnings per share of $0.53 represented an increase of 6 percent quarter over quarter. For comparative purposes, it should be noted that the 2008 second quarter included approximately $0.03 per diluted share of costs related to employee bonus accruals not included in the 2007 second quarter. Landstar’s solid results once again demonstrate the strength and consistency of its non-asset based variable cost business model.”
“Landstar continues to generate outstanding returns. Trailing twelve month return on average shareholders’ equity remained high at 52 percent and trailing twelve month return on invested capital, net income divided by the sum of average equity plus average debt, was 32 percent. Additionally, during the 2008 second quarter, the Company entered into a new senior credit facility in the form of a five year $225 million revolving credit agreement to refinance its existing credit facility. The new credit facility will expire in June 2013.”
Gerkens continued, “I anticipate the freight environment in the third quarter of 2008 to be similar to that of the 2008 second quarter. As such, I would anticipate revenue for the third quarter of 2008 as compared to the third quarter of 2007 to increase in a range from the upper single to lower double digits. Based upon the above revenue forecast, I would anticipate Landstar’s earnings for the 2008 third quarter to be within a range of $0.54 to $0.60 per diluted share.” Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 5 pm ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Second Quarter 2008 Earnings Release Conference Call.”
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies, expectations and intentions. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or workers’ compensation claims; unfavorable development of existing claims; dependence on independent sales agents; dependence on third-party capacity providers; disruptions or failures in our computer systems; a downturn in domestic or international economic growth or growth in the transportation sector; substantial industry competition; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2007 fiscal year, described in Item 1A Risk Factors, and other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.

LANDSTAR SYSTEM/4
About Landstar:
Landstar System, Inc. delivers safe, specialized transportation and logistics services to a broad range of customers worldwide. The Company identifies and fulfills shippers’ needs through the coordination of individual businesses comprised of independent sales agents and third-party transportation and logistics capacity providers. Through its operating subsidiaries, Landstar delivers excellence in complete transportation logistics services and solutions. All Landstar operating companies are certified to ISO 9001:2000 quality management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.
(Tables follow)

LANDSTAR SYSTEM/5
Landstar System, Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Revenue	$1,306,479	$1,209,601	$697,651	$632,952
Investment income	1,869	2,997	773	1,257

Costs and expenses:
Purchased transportation	1,003,345	912,835	538,316	478,777
Commissions to agents	99,590	97,404	52,776	50,772
Other operating costs	13,940	13,222	7,356	7,716
Insurance and claims	19,034	29,559	9,513	12,019
Selling, general and administrative	70,958	63,920	35,101	30,755
Depreciation and amortization	10,307	9,279	5,177	4,662

Total costs and expenses	1,217,174	1,126,219	648,239	584,701

Operating income	91,174	86,379	50,185	49,508
Interest and debt expense	3,878	2,700	1,736	1,108

Income before income taxes	87,296	83,679	48,449	48,400
Income taxes	33,788	32,405	18,684	18,730

Net income	$53,508	$51,274	$29,765	$29,670

Earnings per common share	$1.01	$0.92	$0.56	$0.53

Diluted earnings per share	$1.01	$0.91	$0.56	$0.53

Average number of shares outstanding:
Earnings per common share	52,726,000	55,761,000	52,851,000	55,597,000

Diluted earnings per share	53,198,000	56,328,000	53,373,000	56,191,000

Dividends paid per common share	$0.0750	$0.0600	$0.0375	$0.0300

LANDSTAR SYSTEM/6
Landstar System, Inc.
Selected Segment Information
(Dollars in thousands)
(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Revenue

Transportation logistics segment	$1,288,231	$1,191,170	$688,631	$623,731
Insurance segment	18,248	18,431	9,020	9,221

Revenue	$1,306,479	$1,209,601	$697,651	$632,952

Operating Income

Transportation logistics segment	$73,560	$72,370	$41,174	$38,858
Insurance segment	17,614	14,009	9,011	10,650

Operating income	$91,174	$86,379	$50,185	$49,508

LANDSTAR SYSTEM/7
Landstar System, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)
(Unaudited)

	June 28,	Dec 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$78,792	$60,750
Short-term investments	24,023	22,921
Trade accounts receivable, less allowance of $4,858 and $4,469	351,422	310,258
Other receivables, including advances to independent contractors, less allowance of $4,446 and $4,792	14,259	11,170
Deferred income taxes and other current assets	33,840	28,554

Total current assets	502,336	433,653

Operating property, less accumulated depreciation and amortization of $97,363 and $88,284	126,732	132,369
Goodwill	31,134	31,134
Other assets	33,863	31,845

Total assets	$694,065	$629,001

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$30,137	$25,769
Accounts payable	132,786	117,122
Current maturities of long-term debt	23,514	23,155
Insurance claims	28,113	28,163
Accrued income taxes	13,666	14,865
Other current liabilities	40,219	40,501

Total current liabilities	268,435	249,575

Long-term debt, excluding current maturities	117,469	141,598
Insurance claims	37,241	37,631
Deferred income taxes	23,109	19,411

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 66,073,547 and 65,630,383 shares	661	656
Additional paid-in capital	150,392	132,788
Retained earnings	651,090	601,537
Cost of 13,121,109 shares of common stock in treasury	(554,252)	(554,252)
Accumulated other comprehensive income/(loss)	(80)	57

Total shareholders’ equity	247,811	180,786

Total liabilities and shareholders’ equity	$694,065	$629,001

LANDSTAR SYSTEM/8
Landstar System, Inc.
Supplemental Information
(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Revenue generated through (in thousands):

Business Capacity Owners (1)	$700,195	$684,704	$375,391	$364,171
Truck Brokerage Carriers	490,334	422,967	261,701	217,070
Rail intermodal	71,598	57,677	37,809	30,706
Ocean carriers	18,220	11,539	9,786	5,569
Air carriers	7,449	10,806	3,860	6,191
Other (2)	18,683	21,908	9,104	9,245

	$1,306,479	$1,209,601	$697,651	$632,952

Number of loads:

Business Capacity Owners (1)	429,080	433,370	225,880	227,770
Truck Brokerage Carriers	288,970	288,850	146,940	151,030
Rail intermodal	31,000	26,760	16,020	14,660
Ocean carriers	2,590	2,100	1,340	1,060
Air carriers	3,870	6,440	1,880	3,160

	755,510	757,520	392,060	397,680

Revenue per load:

Business Capacity Owners (1)	$1,632	$1,580	$1,662	$1,599
Truck Brokerage Carriers	1,697	1,464	1,781	1,437
Rail intermodal	2,310	2,155	2,360	2,095
Ocean carriers	7,035	5,495	7,303	5,254
Air carriers	1,925	1,678	2,053	1,959

			June 28,	June 30,
			2008	2007

Truck Capacity

Business Capacity Owners (1) (3)			8,222	8,431

Truck Brokerage Carriers:
Approved and active (4)			16,080	15,100
Approved			9,219	8,700

			25,299	23,800

Total available truck capacity providers			33,521	32,231

Agent Locations			1,409	1,381

(1)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(2)
Includes premium revenue generated by the insurance segment, warehousing revenue generated by the Transportation Logistics segment and revenue, if any for the periods presented, derived from transportation services provided in support of disaster relief efforts provided primarily under a contract between Landstar Express America, Inc. and the United States Department of Transportation/Federal Aviation Administration.

(3)	Trucks provided by Business Capacity Owners were 8,804 and 9,036 at June 28, 2008 and June 30, 2007, respectively.

(4)	Active refers to Truck Brokerage Carriers who have moved at least one load in the past 180 days.